Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact:Investor Relations Contact:

Marissa SullivanLinda Simmons, EVP/CFO

Marissa@sevenletter.comlsimmons@harborone.com

617-646-1067508-895-1379

HarborOne Bank to acquire four former East Boston Savings Bank branch locations from Rockland Trust

New HarborOne branches located in Brighton, Cambridge and Brookline will further expand the bank’s footprint in Greater Boston

(Brockton, MA) – September 23, 2021– HarborOne Bancorp, Inc. (the “Company”) (NASDAQ: HONE), the holding company of HarborOne Bank (the “Bank”), today announced that the Bank has agreed to acquire four former East Boston Savings Bank branches located in Brighton, Cambridge and Brookline, Massachusetts from Rockland Trust Company (“Rockland Trust”) – further extending HarborOne’s footprint in Greater Boston. The transaction is subject to a number of contingencies and is expected to close after the completion of Rockland Trust’s acquisition of East Boston Savings Bank later this year.

The new locations will accelerate the Bank’s expansion strategy within Greater Boston, which began with the opening of a Boston loan production office on Broad Street in 2018, quickly followed by a full service branch at the same location in 2019. New HarborOne branch locations in Quincy and South Boston have opened over the last year. A market-driven activation strategy has generated over $370 million in loans outstanding and over $100 million in deposit relationships from these locations.

“These new branches will expand our Greater Boston regional presence at a time of substantial market disruption caused by the sale of several community banks,” said Joe Casey, HarborOne Bank President and Chief Operating Officer. “We believe our experienced neighborhood banking teams will be in a unique position to provide the personal, consultative banking services that we are known for, and customers will come to trust the overall banking experience that we deliver.”

The new HarborOne branches will feature comprehensive retail and consumer banking services, a full suite of small business and commercial banking products and services, and an array of credit and lending products for both commercial and personal banking needs. Services will also include HarborOne’s new One2One appointment banking service, allowing customers to meet with their banker of choice in person, over the phone, or via video conference to ask questions, get advice, and open new accounts.

The Bank has agreed to acquire the leases to the East Boston Savings Bank branches, along with the furniture, fixtures, and equipment. The Bank has also agreed to retain the former East Boston Savings Bank staff who work at the branches to ensure continuity in the markets, and has also recently hired two experienced business bankers with deep connections in Greater Boston to complement the existing team of commercial bankers. “We’re excited for the opportunity to open new branches in these well-established areas, where demand for retail and commercial banking services is so strong,” said James Blake, CEO of HarborOne Bank. “Our presence in the Boston area has grown significantly in recent years – allowing us to better serve long-time customers who commute to the city and to build new relationships with people attracted to our strong service commitment.”

HarborOne’s relationship banking experts will continue to execute the Bank’s unique partnership approach to delivering solutions for customers, from tailored savings plans and credit management strategies for consumers, to loans and lines of credit, cash management services, and growth strategies for businesses. HarborOne will also expand its acclaimed HarborOne U professional development and personal enrichment educational programming to new audiences in these new markets.

The new branches are located at 1608 Commonwealth Avenue, Brighton, MA; 1952-1956 Beacon Street (Cleveland Circle), Brighton, MA; 1739 Massachusetts Avenue, Cambridge, MA; and 473 Harvard Street, Brookline, MA.

According to the U.S. Census, Suffolk County led the Commonwealth of Massachusetts with 11.3 percent population growth over the past 10 years -- more than double the growth rate in Massachusetts overall -- showing that new residents are being drawn to the area, even as housing and other living costs have steadily increased. Meanwhile, there has been a recent wave of consolidations involving Massachusetts banks, including Rockland Trust’s pending acquisition of East Boston Savings Bank and Eastern Bank’s pending acquisition of Century Bank, as well as People’s United and Boston Private Financial Holdings Inc. both having agreed to be bought by banks from outside the New England region. HarborOne has been looking for opportunities to capitalize on the disruption caused by these mergers, as it executes on its long-term plans to further expand into Greater Boston.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of

27 full-service branches located in Massachusetts and Rhode Island, and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with more than 30 offices in Massachusetts, Rhode Island, New Hampshire and Maine and is licensed to lend in five additional states.